Filed Pursuant to Rule 424(b)(3)

Registration File No.: 333-255980

BLACKROCK CREDIT STRATEGIES FUND

Supplement dated September 16, 2024 to the Prospectus

of BlackRock Credit Strategies Fund, dated April 29, 2024, as supplemented on September 6, 2024

This supplement amends certain information in the Prospectus of BlackRock Credit Strategies Fund (the “Fund”), dated April 29, 2024, as supplemented on September 6, 2024. Unless otherwise indicated, all other information included in the Prospectus that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms not otherwise defined in this supplement have the same meaning as in the Prospectus.

Effective immediately, the following changes are made to the Fund’s Prospectus:

The section of the Prospectus entitled “Management of the Fund–Portfolio Managers” is deleted in its entirety and replaced with the following:

Information regarding the portfolio managers of the Fund is set forth below. Further information regarding the portfolio managers, including other accounts managed, compensation, ownership of Fund shares, and possible conflicts of interest, is available in the Fund’s SAI.

The Fund is managed by a team of financial professionals. James Keenan, CFA, and Jeffrey Cucunato are jointly and primarily responsible for setting the Fund’s overall investment strategy and overseeing the Fund’s investment process and performance. David Delbos and Patrick Wolfe, Eric Yuan and, effective as of September 30, 2024, Philip Tseng are jointly and primarily responsible for the day-to-day management of the Fund.

Portfolio Manager	Primary Role	Since	Title and Recent Biography
James Keenan, CFA[1]	Jointly and primarily responsible for setting the Fund’s overall investment strategy and overseeing the Fund’s investment process and performance.	2019	Managing Director of BlackRock, Inc. since 2008.
Jeffrey Cucunato	Jointly and primarily responsible setting the Fund’s overall investment strategy and overseeing the management of the Fund.	2019	Managing Director of BlackRock, Inc. since 2005.
David Delbos	Jointly and primarily responsible for the day-to-day management of the Fund’s portfolio, including setting the Fund’s overall investment strategy and overseeing the management of the Fund.	2019	Managing Director of BlackRock, Inc. since 2012.
Patrick Wolfe	Jointly and primarily responsible for the day-to-day management of the Fund’s portfolio, including setting the Fund’s overall investment strategy and overseeing the management of the Fund.	2019	Managing Director of BlackRock, Inc. since 2019; Director of BlackRock, Inc. from 2018 to 2019.
Eric Yuan	Jointly and primarily responsible for the day-to-day management of the Fund’s portfolio, including setting the Fund’s overall investment strategy and overseeing the management of the Fund.	2022	Managing Director of BlackRock, Inc. since 2018.

Portfolio Manager	Primary Role	Since	Title and Recent Biography
Philip Tseng[2]	Jointly and primarily responsible for the day-to-day management of the Fund’s portfolio, including setting the Fund’s overall investment strategy and overseeing the management of the Fund.	2024	Managing Director of BlackRock since 2018.

[1]	On or about December 31, 2024, James Keenan, CFA, will no longer serve as a portfolio manager of the Fund.

[2]	Effective as of September 30, 2024, Philip Tseng will serve as a portfolio manager of the Fund.

Shareholders should retain this Supplement for future reference.